PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                        Dated May 26, 2004
                                                                 Rule 424(b)(3)

                                  $27,500,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                --------------
                         2.8% MPS(SM) due March 30, 2012
              Linked to the Dow Jones High Yield Select 10 Index(SM)
                       Market Participation Securities(SM)
                                   ("MPS(SM)")

The MPS will pay 2.8% interest per year. In addition, at maturity you will receive for each MPS, the principal amount of $25, plus a supplemental redemption amount, if any, based on the quarterly performance of the Dow Jones High Yield Select 10 Index for each of the 31 quarterly valuation periods during the term of the MPS.

o    The principal amount and issue price of each MPS is $25.

o We will pay 2.8% interest (equivalent to $.70 per year) on the $25 principal amount of each MPS. Interest will be paid semi-annually, beginning September 30, 2004.

o At maturity, you will receive per MPS, the principal amount of $25 plus the supplemental redemption amount, if any. The supplemental redemption amount will be equal to the amount by which the index-linked performance amount exceeds the sum of the principal amount of $25 plus the total amount of interest payable over the term of the MPS, which we refer to as the minimum return on the MPS. The index-linked performance amount is equal to $25 multiplied by the product of the quarterly performance amounts of the Dow Jones High Yield Select 10 Index for each of the 31 quarterly valuation periods during the term of the MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the Dow Jones High Yield Select 10 Index at the end of that quarterly valuation period divided by
          (ii) the closing value of the Dow Jones High Yield Select 10 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.10 (corresponding to a 10% quarterly increase in the value of the Dow Jones High Yield Select 10 Index).

o If the index-linked performance amount is less than or equal to the minimum return on the MPS, you will receive only the principal amount of the MPS at maturity and will not receive any supplemental redemption amount.

o Investing in the MPS is not equivalent to investing in the Dow Jones High Yield Select 10 Index or its component stocks.

o The MPS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the MPS is "PPY."

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-11.

                             ---------------------
                               PRICE $25 PER MPS
                             ---------------------

                                  Price to         Agent's        Proceeds to
                                  Public(1)     Commissions(2)     Company(1)
                                 -----------    --------------    -----------
Per MPS.......................       $25             $.84            $24.16
Total.........................   $27,500,000       $924,000       $26,576,000

---------
(1)  Plus accrued interest, if any, from the original issue date.
(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The MPS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley. The return on the MPS is linked to the performance of the Dow Jones High Yield Select 10 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, interest payments of 2.8% per year and the opportunity to participate in the upside potential of the underlying Dow Jones High Yield Select 10 Index as measured by the supplemental redemption amount.

     "Market Participation Securities" and "MPS" are our service marks. "Dow Jones(SM)," "Dow Jones High Yield Select 10 Index (SM)," "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc., which we refer to as Dow Jones, and have been licensed for use by Morgan Stanley.

Each MPS costs $25               We, Morgan Stanley, are offering Market
                                 Participation Securities(SM) due March 30,
                                 2012 Linked to the Dow Jones High Yield Select
                                 10 Index(SM), which we refer to as the MPS.
                                 The principal amount and issue price of each MPS is $25.

                                 The original issue price of the MPS includes the agent's commissions paid with respect to the MPS and the cost of hedging our obligations under the MPS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the MPS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the MPS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of MPS--Use of Proceeds and Hedging."

2.8% interest on the             We will pay interest on the MPS, at the rate
principal amount                 of 2.8% of the principal amount per year,
                                 semi-annually on each March 30 and September
                                 30, commencing September 30, 2004 and to and including the Maturity Date.

Payment at maturity linked to    At maturity, you will receive for each MPS,
the Dow Jones High Yield         the principal amount of $25 plus an amount by
Select 10 Index                  which (i) $25 multiplied by the product of
                                 each of the quarterly performance amounts of the Dow Jones High Yield Select 10 Index over the term of the MPS exceeds (ii) the minimum return on the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.10
                                 (corresponding to a 10% quarterly increase in the value of the Dow Jones High Yield Select
                                 10 Index).

                                           Minimum Return on the MPS

                                 The minimum return on the MPS is $30.4814, which represents the $25 par amount of the MPS and the aggregate interest payments of 2.8% per year that are payable over the term of the MPS.

                                   Payment at Maturity Linked to the Dow Jones
                                          High Yield Select 10 Index

                                 We will pay you at least $25 per MPS at
                                 maturity, plus the supplemental amount, if any.

                                 The supplemental redemption amount will be equal to the amount by which

                                    o  the index-linked performance amount
                                       exceeds

                                    o  $30.4814, the minimum return on the MPS,

                                    where,

                                    index-linked         $25 multiplied by the product of the quarterly
                                    performance     =    performance amounts for each of the 31 quarterly
                                    amount               valuation periods

                                    and,
                                                                       Dow Jones High Yield Select 10
                                                                       Index value at end of Quarterly
                                     Quarterly                                Valuation Period
                                 Performance Amount  =   lesser of -------------------------------------- and 1.10
                                                                     Dow Jones High Yield Select 10
                                                                    Index value at start of Quarterly
                                                                             Valuation Period

                                 In no event will the quarterly performance amount exceed 1.10 (or, measured in percentage terms, a 10% increase in the Dow Jones High Yield Select 10 Index) in any quarterly valuation period and, as a consequence, you will not participate in any quarterly increase in the level of the Dow Jones High Yield Select 10 Index to the extent that that increase exceeds 10%.

How the supplemental             The payment at maturity of the MPS, which we
redemption amount is             refer to as the maturity redemption amount,
determined                       will be determined by the calculation agent
                                 for the MPS, as follows:

                                 o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.10.

                                 o  Second, determine the index-linked
                                    performance amount by multiplying $25 by the product of the quarterly performance amounts.

                                 o Last, determine the supplemental redemption amount, if any, by subtracting $30.4814, the minimum return on the MPS, from the index-linked performance amount.

                                 At maturity, you will receive for each MPS the principal amount of $25 and the final semi-annual interest payment on the MPS, plus the supplemental redemption amount, if any. If the supplemental redemption amount is less than or equal to zero, you will not receive any supplemental redemption amount.

                                 Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on May 26, 2004, the day we offered the MPS for initial sale to the public. The Dow Jones High Yield Select 10 Index value for the first period valuation date is 92.84, the closing value of the Dow Jones High Yield Select 10 Index on May 26, 2004.

                                 The period valuation dates are the 30th of each March, June, September and December, beginning September 30, 2004 through December 30, 2011, and the final period valuation date is March 28, 2012, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The minimum return on the MPS    Because your participation in quarterly
plus any supplemental            increases in the value of the Dow Jones High
redemption amount may be         Yield Select 10 Index is limited by the maximum
less than the simple price       quarterly performance amount of 1.10, or 10%
return of the Dow Jones High     per quarter, the return on your investment in
Yield Select 10 Index            the MPS at maturity may be less than the return
                                 you would have received if you had invested $25 in an investment linked to the Dow Jones High
                                 Yield Select 10 Index that measured the
                                 performance of the Dow Jones High Yield Select
                                 10 Index by comparing only the closing value of the Dow Jones High Yield Select 10 Index at maturity with the closing value of the Dow
                                 Jones High Yield Select 10 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked performance amount (and, accordingly, any supplemental redemption amount) and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10, or 10%, during the 31 quarterly valuation periods over the term of the MPS.

                                 Conversely, if the simple index price return over the term of the MPS is less than $30.4814, the minimum return on the MPS will provide a higher return on your $25 investment than would an equal investment based directly on the price return of the Dow Jones High Yield Select 10 Index.

                                 Please review the examples beginning on PS-7, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked performance amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                 You can review the historical values of the Dow Jones High Yield Select 10 Index for each calendar quarter in the period from January 1, 1999 through May 26, 2004 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change of the Dow Jones High Yield Select 10 Index for each quarter in the period from March 1989 through March 2004 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the Dow Jones High Yield Select 10 Index is not reflected in the level of the Dow Jones High Yield Select 10 Index and, therefore, has no effect on the calculation of the maturity redemption amount. See "Description of MPS--Dow Jones High Yield Select 10 Index and Dow Jones Industrial Average."

MS & Co. will be the             We have appointed our affiliate, Morgan
calculation agent                Stanley & Co. Incorporated, which we refer to
                                 as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                 will determine the index-linked performance amount, the quarterly performance amounts and whether a market disruption has occurred.

The MPS will be treated as       The MPS will be treated as "contingent payment
contingent payment debt          debt instruments" for U.S. federal income tax
instruments for U.S. federal     purposes, as described in the section of this
income tax purposes              pricing supplement called "Description of
                                 MPS--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will generally be
                                 subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the MPS which yield will be higher than the stated interest paid on the MPS. In addition, any gain recognized by U.S.
                                 taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                 States Federal Income Taxation" and the
                                 section called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find more          The MPS are senior notes issued as part of our
information on the MPS           Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices."

                                 Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The supplemental redemption amount is based on the index-linked performance amount. The index-linked performance amount is based on the closing value of the Dow Jones High Yield Select 10 Index on the period valuation dates for each quarterly valuation period. Because the value of the Dow Jones High Yield
Select 10 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Dow Jones High Yield Select 10 Index on the amount payable to you at maturity. However, the Dow Jones High Yield Select 10 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Dow Jones High Yield Select 10 Index over the term of the MPS, which we refer to as the volatility of the Dow Jones High Yield Select 10 Index, may be significantly different than the volatility of the Dow Jones High Yield Select 10 Index implied by any of the examples.

     The index-linked performance amount for each of the examples below is calculated using the following formula:

          Index-linked Performance = $25 x (Product of each of the Quarterly Performance Amounts)
                   Amount

                   where,
                                                 Dow Jones High Yield Select 10
                                                Index value at end of Quarterly
           Quarterly Performance                       Valuation Period
                   Amount          = lesser of ---------------------------------- and 1.10
                                                  Dow Jones High Yield Select 10
                                                Index value at start of Quarterly
                                                       Valuation Period

     Beginning on PS-9, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked performance amount and the supplemental redemption amount are calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods, an interest rate of 2.8% and an index with an initial value of 100.

     If the index value at the end of each quarterly valuation period is 106, 105, 118 and 108, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                     Index Value
                     at start of           Index Value                                      Quarterly
                 Quarterly Valuation   at end of Quarterly                      Index      Performance
    Quarter            Period           Valuation Period                     Performance      Amount
--------------   -------------------   -------------------                   -----------   -------------
                                                               106
  1st Quarter           100                   106          ------------  =       1.06          1.06
                                                               100

                                                               105
  2nd Quarter           106                   105          ------------  =      .99057        .99057
                                                               106

                                                               118                                      (lesser of
  3rd Quarter           105                   118          ------------  =      1.12381         1.10     1.12381
                                                               105                                       and 1.10)

                                                               108
  4th Quarter           118                   108          ------------  =      .91525        .91525
                                                               118

     The index-linked performance amount equals $25 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked performance amount would be calculated as follows:

                 $25 x (1.06 x .99057 x 1.10 x .91525) = $26.43

     The index-linked performance amount of $26.43 represents an increase of 5.72% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.10, the return of the index-linked performance amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                    108
      Simple Index Price Return = ------- = 8%
                                    100

     The simple index price return of 8% on a $25 note would result in an investment return of $27.00, which is greater than the index-linked performance amount of $26.43.

     In the above illustration, an investor in the MPS would have received total interest payments of $.70 over the four quarterly valuation periods (equivalent to a 2.8% coupon on the MPS) and, therefore, at maturity the investor would receive the principal amount of $25 plus a supplemental redemption amount of $.73 ($26.43 - $25.70).

                                 *     *     *
The examples beginning on PS-9 are based on the following hypothetical terms:

o    Quarterly Valuation Periods: 15

o    Initial Index Value: 100.00

o    Issue Price per MPS: $25, the principal amount of each MPS

o    Total Interest Payments: $2.63 over 15 quarterly valuation periods

o Minimum Return on the MPS: $27.63 ($25 principal amount plus total interest payments of $2.63)

o    Minimum Payment Amount: $25

o Maximum Quarterly Performance Amount: 1.10 (equivalent to a quarterly return of the Dow Jones High Yield Select 10 Index of 10%)

     The trends and index-linked performance amounts described in the examples below are hypothetical and are provided only as an illustration. The actual trends of the Dow Jones High Yield Select 10 Index and the resulting index-linked performance amount over the 31 quarterly valuation periods of the MPS will be different than the examples.

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.10 (equivalent to a quarterly return of the Dow Jones High Yield Select 10 Index of 10%), in measuring the index performance for the subsequent quarterly period we will use the actual value of the Dow Jones High Yield Select 10 Index at the start of the quarterly valuation period for that subsequent quarterly period rather than the index value that would have resulted from an increase of 10% in the level of the Dow Jones High Yield Select 10 Index during the previous quarter. For example, in Example 3, the Dow Jones High Yield Select 10 Index increases from 138 to 159 for the sixth quarterly valuation period, resulting in an Dow Jones High Yield Select 10 Index performance of 1.15217 (equivalent to an increase in the Dow Jones High Yield Select 10 Index of 15.217% in that quarter), but a quarterly performance amount of 1.10. In the subsequent quarterly period the Dow Jones High Yield Select 10 Index performance is measured using 159 as the starting value of the Dow Jones High Yield Select 10 Index for that subsequent quarterly period rather than 151.8, the index value that would have resulted from an increase of 10% in the level of the Dow Jones High Yield Select 10 Index during the previous quarterly period.

     Quarterly periods which resulted in an increase in the level of the index of 10% or greater are indicated in bold typeface below.

          --------------------------------------------------------------------------------------------------------------------------
          Example 1                                  Example 2                               Example 3
                          Dow Jones                                 Dow Jones                               Dow Jones
                          High Yield        MPS                     High Yield      MPS                     High Yield     MPS
Quarterly  Hypothetical   Select 10      Quarterly   Hypothetical   Select 10    Quarterly   Hypothetical   Select 10    Quarterly
Valuation  Ending Index     Index       Performance  Ending Index     Index     Performance  Ending Index     Index     Performance
  Period       Value     Performance       Amount       Value      Performance     Amount       Value      Performance    Amount
          --------------------------------------------------------------------------------------------------------------------------
    Q1          104        1.04000        1.04000        104         1.04000      1.04000        104         1.04000      1.04000
    Q2          108        1.03846        1.03846        107         1.02885      1.02885        120         1.15385      1.10000
    Q3          113        1.04630        1.04630        124         1.15888      1.10000        114         0.95000      0.95000
    Q4          118        1.04425        1.04425        108         0.87097      0.87097        132         1.15790      1.10000
    Q5          123        1.04237        1.04237        112         1.03704      1.03704        138         1.04546      1.03571
    Q6          129        1.04878        1.04878        116         1.03571      1.03571        159         1.15217      1.10000
    Q7          135        1.04651        1.04651        121         1.04310      1.04310        140         0.88050      0.88050
    Q8          141        1.04444        1.04444        141         1.16529      1.10000        137         0.97857      0.97857
    Q9          147        1.04255        1.04255        143         1.01418      1.01418        143         1.04380      1.04380
   Q10          154        1.04762        1.04762        150         1.04895      1.04895        165         1.15385      1.10000
   Q11          160        1.03896        1.03896        157         1.04667      1.04667        164         0.99394      0.99394
   Q12          163        1.01875        1.01875        164         1.04459      1.04459        172         1.04878      1.04878
   Q13          168        1.03067        1.03067        172         1.04878      1.04878        169         0.98256      0.98256
   Q14          171        1.01786        1.01786        171         0.99419      0.99419        198         1.17160      1.10000
   Q15          175        1.02339        1.02339        175         1.02339      1.02339        175         0.88384      0.88384
------------------------------------------------------------------------------------------------------------------------------------
                 Index-linked Performance                Index-linked Performance                Index-linked Performance
                                   Amount: $43.75                          Amount: $39.20                          Amount: $33.86
                 Total Interest Payments:   $2.63         Total Interest Payments:  $2.63         Total Interest Payments:  $2.63
                  Supplemental Redemption                 Supplemental Redemption                 Supplemental Redemption
                                  Amount:  $16.12                          Amount: $11.57                          Amount:  $6.23
               Minimum Return on the MPS:  $27.63       Minimum Return on the MPS: $27.63       Minimum Return on the MPS: $27.63
                 Total Return on the MPS:  $43.75         Total Return on the MPS: $39.20         Total Return on the MPS: $33.86
------------------------------------------------------------------------------------------------------------------------------------
               Simple Index Price Return:  $43.75       Simple Index Price Return: $43.75       Simple Index Price Return: $43.75
------------------------------------------------------------------------------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the index increases 75% over the term of the MPS and ends above the initial value of 100. However, each example produces a different return on an investment in the MPS because the hypothetical performance of the index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount never exceeds the hypothetical maximum quarterly performance amount of 1.10, and consequently, the index-linked performance amount of $43.75 equals the simple index price return of $43.75. Therefore, the total return on the MPS, which equals the minimum return of $27.63 plus the supplemental redemption amount of $16.12, is $43.75, representing a 75% increase above the issue price.

o In Example 2, the value of the index increases more than 10% in the third and eighth quarterly valuation periods, and the quarterly performance amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the fourth quarterly valuation period) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $39.20 is less than the simple index price return of $43.75. Therefore, although the value of the index increases 75% over the term of the MPS, the supplemental redemption amount is $11.57, which, together with the minimum return of $27.63, results in a total return on the MPS of $39.20, representing a 56.8% increase above the issue price.

o In Example 3, the value of the index increases more than 10% in the second, fourth, sixth, tenth and fourteenth quarterly valuation periods, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the seventh quarterly valuation period) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $33.86 is significantly less than the simple index price return of $43.75. Therefore, although the value of the index increases 75% over the term of the MPS, the supplemental redemption amount is only $6.23, which, together with the minimum return of $27.63, results in a total return on the MPS of $33.86, representing a 35.4% increase above the issue price.

           ----------------------------------------------------------------------------------------------
           Example 4                                       Example 5
                           Dow Jones High                                  Dow Jones High
Quarterly   Hypothetical   Yield Select 10  MPS Quarterly   Hypothetical   Yield Select 10  MPS Quarterly
Valuation   Ending Index        Index        Performance    Ending Index        Index        Performance
 Period         Value        Performance       Amount          Valuee        Performance       Amount
           ----------------------------------------------------------------------------------------------
   Q1            104           1.04000         1.04000          103            1.03000         1.03000
   Q2             98           0.94231         0.94231          108            1.04854         1.04854
   Q3             93           0.94898         0.94898          113            1.04630         1.04630
   Q4             96           1.03226         1.03226          132            1.16814         1.10000
   Q5             90           0.93750         0.93750          114            0.86364         0.86364
   Q6             87           0.96667         0.96667          132            1.15790         1.10000
   Q7             88           1.01149         1.01149          168            1.27273         1.10000
   Q8             91           1.03409         1.03409          144            0.85714         0.85714
   Q9             87           0.95604         0.95604          129            0.89583         0.89583
   Q10            84           0.96552         0.96552          160            1.24031         1.10000
   Q11            88           1.04762         1.04762          132            0.82500         0.82500
   Q12            87           0.98864         0.98864          156            1.18182         1.10000
   Q13            83           0.95402         0.95402          163            1.04487         1.04487
   Q14            81           0.97590         0.97590          155            0.95092         0.95092
   Q15            85           1.04938         1.04938          140            0.90323         0.90323
           ----------------------------------------------------------------------------------------------
                  Index-linked Performance                       Index-linked Performance       $22.34
                                   Amount:      $21.25                            Amount:
                  Total Interest Payments:       $2.63             Total Interest Payments:     $ 2.63
           Supplemental Redemption Amount:      $   0      Supplemental Redemption Amount:       $   0
                Minimum Return on the MPS:      $27.63          Minimum Return on the MPS:      $27.63
                  Total Return on the MPS:      $27.63            Total Return on the MPS:      $27.63
           ----------------------------------------------------------------------------------------------
                Simple Index Price Return:      $21.25          Simple Index Price Return:      $35.00
           ----------------------------------------------------------------------------------------------

o In Example 4, the value of the index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amounts never exceed the hypothetical maximum quarterly performance amount of 1.10, and consequently, the index-linked performance amount of $21.25 equals the simple index price return of $21.25. As the index-linked performance amount does not exceed the minimum return on the MPS, there is no supplemental redemption amount. However, the investor receives the minimum return of $27.63, even though the value of the index decreases 15% over the term of the MPS.

o In Example 5, the value of the index increases over the term of the MPS and ends above the initial value of 100. The value of the index increases more than 10% in the fourth, sixth, seventh, tenth and twelfth quarterly valuation periods, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the fifth, eighth, ninth and eleventh quarterly valuation periods) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $22.34 is significantly less than the simple index price return of $35.00. As the index-linked performance amount does not exceed the minimum return on the MPS, there is no supplemental redemption amount. Therefore, although the value of the index increases 40% over the term of the MPS, the investor receives only the minimum return of $27.63.

                                  RISK FACTORS

     The MPS are not secured debt. Investing in the MPS is not equivalent to investing directly in the Dow Jones High Yield Select 10 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

Secondary trading may            There may be little or no secondary market for
be limited                       the MPS. Although the MPS have been approved
                                 for listing on the American Stock Exchange
                                 LLC, which we refer to as the AMEX, it is not possible to predict whether the MPS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the MPS but is not required to do so. If at any time
                                 MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your MPS would likely be lower than if an active market existed.

Yield to maturity less than      We will pay interest at the rate of 2.8% on
interest on ordinary notes       the $25 principal amount of each MPS per year.
                                 This interest rate is lower that the interest rate that we would pay on non-index-linked notes maturing at the same time as the MPS.

Market price of the MPS will     Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the MPS
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell
                                 MPS in the secondary market, including:

                                 o  the value of the Dow Jones High Yield
                                    Select 10 Index at any time and, in
                                    particular, on each of the specific period valuation dates

                                 o the volatility (frequency and magnitude of changes in value) of the Dow Jones High Yield Select 10 Index

                                 o  interest and yield rates in the market

                                 o  geopolitical conditions and economic,
                                    financial, political and regulatory or
                                    judicial events that affect the securities underlying the Dow Jones High Yield Select 10 Index or stock markets generally and that may affect the value of the Dow Jones High Yield Select 10 Index on the specific period valuation dates

                                 o the time remaining to the maturity of the MPS

                                 o the dividend rate on the stocks underlying the Dow Jones High Yield Select 10 Index

                                 o  our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked performance amount calculated to that date would not result in any supplemental redemption amount.

                                 You cannot predict the future performance and volatility of the Dow Jones High Yield Select 10 Index based on its historical performance. We cannot guarantee that the quarterly performance of the Dow Jones High Yield Select 10 Index over the term of the MPS will result in any supplemental redemption amount.

The inclusion of commissions     Assuming to change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase MPS in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the MPS, as well as the projected profit included in the cost of hedging our obligations under the MPS.
                                 In addition, any such prices may differ from values determined by pricing models used by MS
                                 & Co., as a result of dealer discounts,
                                 mark-ups or other transaction costs.

Investing in the MPS is not      Because the index-linked performance amount
equivalent to investing in the   and the supplemental redemption amount are
Dow Jones High Yield Select 10   based on the compounded quarterly return of
Index                            the Dow Jones High Yield Select 10 Index on 31
                                 period valuation dates during the term of the MPS and your participation in quarterly increases is limited to 10%, it is possible for the return on your investment in the MPS
                                 (the effective yield to maturity) to be
                                 substantially less than the return of the Dow
                                 Jones High Yield Select 10 Index over the term of the MPS. As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a return that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked performance amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10 , or 10%, during the 31 quarterly valuation periods over the term of the MPS.

                                 The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the Dow Jones High Yield Select 10 Index during any quarterly valuation period to a maximum of 10%, while your exposure to any decline in the value of the Dow Jones High Yield Select 10 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the Dow Jones High Yield Select 10 Index during some quarterly valuation periods will be offset by declines in the value of the Dow Jones High Yield Select 10 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the Dow Jones High Yield Select 10 Index resulting from the 10% maximum quarterly performance amount, it is possible that increases in the value of the Dow Jones High Yield Select 10 Index that would otherwise offset declines in the value of the Dow Jones High Yield Select 10 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that you will not receive any supplemental redemption amount even if the Dow Jones High Yield Select 10 Index increases substantially over the term of the MPS. In that case, you would receive the minimum return on the MPS, which is less than the simple index price return on the index.

                                 You can review the historical values of the Dow Jones High Yield Select 10 Index for each calendar quarter in the period from January 1, 1999 through March 30, 2004 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly performance of the Dow Jones High Yield Select 10 Index for each quarter in the period from March 1989 through March 2004 in Annex A to this pricing supplement.

Adjustments to the Dow Jones     The Chicago Board Options Exchange, Inc.
High Yield Select 10 Index       ("CBOE"), is responsible for calculating and
could adversely affect the       maintaining the Dow Jones High Yield Select 10
value of the MPS                 Index. You should not conclude that the
                                 inclusion of a stock in the Dow Jones High
                                 Yield Select 10 Index is an investment
                                 recommendation by us of that stock. The CBOE can add, delete or substitute the stocks underlying the Dow Jones High Yield Select 10
                                 Index and can make other methodological
                                 changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Dow Jones High Yield Select
                                 10 Index. The stocks underlying the Dow Jones
                                 High Yield Select 10 Index are rebalanced annually to equal the ten highest dividend-yielding stocks in the Dow Jones
                                 Industrial Average. Generally, the Dow Jones
                                 High Yield Select 10 Index is maintained to conform to a fixed portfolio that is held for one year's time regardless of component changes in the Dow Jones Industrial Average.
                                 Changes in the Dow Jones High Yield Select 10
                                 Index are intended to always reflect the portfolio held as part of the strategy.
                                 Because of the annual rebalancing, the stocks underlying the Dow Jones High Yield Select 10
                                 Index on the date of this pricing supplement will not necessarily be included in the Dow
                                 Jones High Yield Select 10 Index in subsequent quarterly valuation periods. The CBOE may discontinue or suspend calculation or dissemination of the Dow Jones High Yield
                                 Select 10 Index. Any of these actions could adversely affect the value of the MPS. The
                                 CBOE is under no obligation to consider your interest as an investor in the MPS and will not do so.

                                 The CBOE may discontinue or suspend
                                 calculation, and Dow Jones may discontinue or suspend publication, respectively, of the Dow Jones High Yield Select 10 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones High Yield Select 10 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the Dow Jones High Yield Select 10 Index on each subsequent determination date, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the Dow Jones High Yield Select 10 Index last in effect prior to discontinuance of the Dow Jones High Yield Select 10 Index.

You have no shareholder          Investing in the MPS in not equivalent to
rights                           investing in the Dow Jones High Yield Select
                                 10 Index or its component stocks. As an
                                 investor in the MPS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Dow Jones High
                                 Yield Select 10 Index.

The economic interests of the    The economic interests of the calculation
calculation agent and other of   agent and other of our affiliates are
our affiliates are potentially   potentially adverse to your interests as an
adverse to your interests        investor in the MPS.

                                 As calculation agent, MS & Co. will calculate the quarterly performance amounts, the index-linked performance amount and the supplemental redemption amount. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the Dow Jones High Yield Select 10 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of MPS--Market Disruption Event" and "--Discontinuance of the Dow Jones High Yield Select 10 Index; Alteration of Method of Calculation."

                                 The original issue price of the MPS includes the agent's commissions and certain costs of hedging our obligations under the MPS. The subsidiaries through which we hedge our obligations under the MPS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent         carried out, and will continue to carry out
and its affiliates could         hedging activities related to the MPS,
potentially adversely affect     including trading in the stocks underlying the
the value of the Dow Jones       Dow Jones High Yield Select 10 Index as well
High Yield Select 10 Index       as in other instruments related to the Dow
                                 Jones High Yield Select 10 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones High Yield
                                 Select 10 Index and other financial
                                 instruments related to the Dow Jones High
                                 Yield Select 10 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the value of the Dow Jones High Yield Select
                                 10 Index and, therefore, the level at which the Dow Jones High Yield Select 10 Index must close on the period valuation dates in order for you to receive at maturity a payment that exceeds the minimum return on the MPS.
                                 Additionally, such hedging or trading
                                 activities during the term of the MPS could potentially affect the values of the Dow Jones
                                 High Yield Select 10 Index on the period valuation dates and, accordingly, the amount of cash you will receive at maturity.

The MPS will be treated as       You should also consider the U.S. federal
contingent payment debt          income tax consequences of investing in the
instruments for U.S. federal     MPS. The MPS will be treated as "contingent
income tax purposes              payment debt instruments" for U.S. federal
                                 income tax purposes, as described in the section of this pricing supplement called
                                 "Description of MPS--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the MPS, which yield will be higher than the stated interest actually paid on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation" and the section called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $25 principal amount of any of our MPS due March 30, 2012 Linked to the Dow Jones High Yield Select 10 Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...... $27,500,000

Original Issue Date
(Settlement Date)............... June 1, 2004

Maturity Date................... March 30, 2012, subject to extension in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Performance Amount.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Interest Rate................... 2.8% per annum (equivalent to $.70 per annum per MPS)

Interest Payment Dates.......... Each March 30 and September 30, commencing
                                 September 30, 2004 and to and including the Maturity Date.

                                 If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the MPS or on such payment during the period from or after the scheduled Maturity Date.

Record Date..................... The Record Date for each Interest Payment
                                 Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency.............. U.S. dollars

CUSIP Number.................... 61748A742

Minimum Denominations........... $25

Issue Price..................... $25 (100%)

Maturity Redemption Amount...... At maturity, you will receive for each MPS the
                                 Maturity Redemption Amount, equal to the principal amount of $25 plus the Supplemental Redemption Amount, if any.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the

                                 Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the Dow Jones High Yield Select 10 Index; Alteration of Method of Calculation" and "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Index-linked Performance
Amount.......................... The Index-linked Performance Amount is equal to (i) $25 times (ii) the product of the Quarterly Performance Amounts for each Quarterly Valuation Period over the term of the MPS.

Supplemental Redemption
Amount.......................... The Supplemental Redemption Amount is equal to the amount by which (i) the Index-linked
                                 Performance Amount exceeds (ii) $30.4814, which is the principal amount of $25 plus the total amount of interest payments payable over the term of the MPS, including on the Maturity Date.

Quarterly Performance Amount.... With respect to any Quarterly Valuation
                                 Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.10 and (ii) a fraction, the numerator of which will be the Index Value on the Period Valuation Date at the end of such Quarterly Valuation Period and the denominator of which will be the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, provided that for the first Quarterly Valuation Period, the denominator will be 92.84, the Index Value on May 26, 2004, the day we offered the MPS for initial sale to the public.

Quarterly Valuation Periods..... Each period from and including a Period
                                 Valuation Date to and including the
                                 immediately subsequent Period Valuation Date; provided that the first Quarterly Valuation Period begins on May 26, 2004. The first Quarterly Valuation Period will be longer than one calendar quarter.

Period Valuation Dates.......... The Period Valuation Dates will be (i) the
                                 30th of each March, June, September and
                                 December, beginning September 30, 2004 to and including December 30, 2011, and (ii) March 28, 2012, in each such case subject to adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                 If any scheduled Period Valuation Date
                                 occurring from and including September 30, 2004 to and including December 30, 2011 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including September 30, 2004 to and including December 30, 2011 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Dow Jones High Yield Select 10 Index on such fifth Trading Day in accordance with the formula for calculating the value of the Dow Jones High Yield Select 10 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Dow Jones High Yield Select 10 Index.

                                 If March 28, 2012 (the final Period Valuation
                                 Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value..................... The Index Value on any Trading Day will equal the closing value of the Dow Jones High Yield Select 10 Index or any Successor Index (as defined under "--Discontinuance of the Dow Jones High Yield Select 10 Index; Alteration of Method of Calculation" below) published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the Index Value will be based on the alternate calculation of the Dow Jones High Yield Select 10 Index described under "--Discontinuance of the Dow Jones High Yield Select 10 Index; Alteration of Method of Calculation."

Trading Day..................... A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............... Book Entry. The MPS will be issued in the form of one or more fully registered global
                                 securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note............... Senior

Trustee......................... JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent........................... Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event......... "Market Disruption Event" means, with respect to the Dow Jones High Yield Select 10 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Dow Jones High Yield Select 10 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Dow Jones High Yield Select 10 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones High Yield Select 10 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones High Yield Select 10 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Dow Jones High Yield Select 10 Index shall be based on a comparison of (x) the portion of the level of the Dow Jones High Yield Select 10 Index attributable to that security relative to (y) the overall level of the Dow Jones High Yield Select 10 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Dow Jones High

                                 Yield Select 10 Index by the primary
                                 securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Jones High Yield Select 10 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Dow Jones High Yield Select 10 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............... "Relevant Exchange" means the primary organized exchange or market of trading for any security then included in the Dow Jones High Yield Select 10 Index or any Successor Index.

Alternate Exchange Calculation
 in Case of an Event of
 Default ....................... In case an event of default with respect to the MPS shall have occurred and be continuing, the amount declared due and payable for each MPS upon any acceleration of the MPS will be equal to (i) accrued but unpaid interest to but excluding the date of acceleration plus
                                 (ii) the Maturity Redemption Amount determined as though (A) the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration and (B) the amount of interest to be subtracted from the Index-linked Performance Amount to derive the Supplemental Redemption Amount were equal to the total amount of interest accrued from the Original Issue Date to but excluding the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                 If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............... MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the
                                 Index-linked Performance Amount and the
                                 Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Redemption Amount and the Maturity Redemption Amount payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Performance Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Dow Jones High Yield Select 10 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Dow Jones High Yield Select 10
  Index and Dow Jones
  Industrial Average............ We have derived all information regarding the
                                 Dow Jones High Yield Select 10 Index from publicly available information and information provided by the CBOE. We have derived all information regarding the Dow Jones Industrial Average ("DJIA") contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and the CBOE. The Dow Jones High Yield Select 10 Index and DJIA are calculated and maintained by the CBOE and Dow Jones Indexes, a part of Dow Jones, respectively, and both are published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

                                 Dow Jones High Yield Select 10 Index

                                 The Dow Jones High Yield Select 10 Index is an equal-dollar-weighted index composed of the ten highest dividend-yielding stocks in the DJIA. The Dow Jones High Yield Select 10 Index is designed to replicate a popular contrarian strategy that assumes the ten highest-yielding stocks in the DJIA are underpriced relative to the other stocks comprising the average. The Dow Jones High Yield Select 10 Index was initially constituted on December 31, 1998 and set to the level of the DJIA divided by 100 rounded to the nearest cent (i.e. 91.81). The Dow Jones High Yield Select 10 Index is rebalanced back to equal-dollar weight on the last business day of each calendar year.

                                 The ten highest-yielding stocks in the DJIA are determined three business days prior to the end of each calendar year. The dividend yield of each stock is calculated based on an annualization of the most recent dividend payment for each stock.

                                 For example, if the most recent quarterly dividend for a $40 stock was $0.25, its dividend yield would be $1.00/$40, or 2.5%. After the close on the last business day of the year, the Dow Jones High Yield Select 10 Index is rebalanced to equal dollar weight by dividing $10,000 by the closing prices of the Dow Jones High Yield Select 10 Index components and then rounding to the nearest whole share amount. On that same date, the index divisor is adjusted to ensure a continuous index level.

                                 Generally, the Dow Jones High Yield Select 10 Index is maintained to conform to a fixed portfolio that is held for one year's time regardless of component changes in the DJIA. Changes in the Dow Jones High Yield Select 10 Index are intended to always reflect the portfolio held as part of the strategy.

                                 The number of shares represented in the Dow
                                 Jones High Yield Select 10 Index by an index component that undergoes a stock split or stock dividend is increased by the split factor or dividend percentage. The Dow Jones High Yield Select 10 Index will be adjusted for any special cash dividends that exceed 10% of an index component's closing price on the day prior to the ex-dividend date. There will be no change in the Dow Jones High Yield Select 10 Index for a change in an index component's outstanding shares. If it becomes necessary to remove an index component stock from the Dow Jones High Yield Select 10 Index due to a corporate action such as a takeover or merger, or a bankruptcy, that index component stock will be removed from the Dow Jones High Yield Select 10 Index and will be replaced by the stock in the DJIA that has the highest yield of the stocks not already in the Dow Jones High Yield Select 10 Index. If an index component spins off another company, the company that is spun off will be included in the Dow Jones High Yield Select 10 Index until the next annual rebalancing. This new index component will be represented by an appropriate number of shares determined by the spin-off ratio. Therefore, it is possible that the Dow Jones High Yield Select 10 Index may contain more than 10 index components at any given time. In the event of a stock split, stock dividend or spin-off, cash-in-lieu of fractional shares of stock will not be included in the Dow Jones High Yield Select 10 Index.

                                 The total return of the Dow Jones High Yield
                                 Select 10 Index will not include regular cash dividends. Any rights issuance of a Dow Jones High Yield Select 10 Index component company will be ignored. Each component company of the Dow Jones High Yield Select 10 Index as of May 26, 2004 and its corresponding stock ticker symbol is set forth in the following table. All component companies of the Dow Jones High Yield Select 10 Index are currently traded on the NYSE. The component companies of the Dow Jones High Yield Select 10 Index are rebalanced annually to equal the ten highest dividend-yielding stocks in the DJIA. Because of this annual rebalancing, the component companies of the Dow Jones High Yield Select 10 Index on the date of this pricing supplement will not necessarily be included in the Dow Jones High Yield Select 10 Index in subsequent quarterly valuation periods.

                                     Issuer of Dow Jones High Yield
                                     Select 10 Index Component Stock     Symbol
                                 --------------------------------------  ------
                                 Altria Group Inc......................   MO
                                 AT&T Corp.............................   T
                                 Eastman Kodak Company.................   EK
                                 E.I. du Pont de Nemours and Company...   DD
                                 Exxon Mobil Corporation...............   XOM
                                 General Electric Company..............   GE
                                 General Motors Corporation............   GM
                                 J.P. Morgan Chase & Co................   JPM
                                 Merck & Co., Inc......................   MRK
                                 SBC Communications Inc................   SBC

                                 As of April 8, 2004, AT&T Corp. and Eastman
                                 Kodak Company were no longer included in the DJIA. However, they will remain index components of the Dow Jones High Yield Select 10 Index until the Dow Jones High Yield Select 10 Index is rebalanced at the end of 2004.

                                 In this pricing supplement, unless the context requires otherwise, references to the Dow Jones High Yield Select 10 Index will include any Successor Index.

                                 DJIA

                                 The DJIA is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the "WSJ"), which is published by Dow Jones, as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason.

                                 The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks' prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the Maturity Redemption Amount.

                                 The formula used to calculate divisor
                                 adjustments is:

                                                                   Adjusted Sum of Prices
                                 New Divisor = Current Divisor x --------------------------
                                                                  Unadjusted Sum of Prices


                                 Each component company of the DJIA as of May
                                 26, 2004 and its corresponding stock ticker symbol is set forth in the following table. Twenty-eight of the DJIA component companies are traded on the NYSE, and Intel Corporation and Microsoft Corporation are traded on the Nasdaq National Market.

                                            Issuer of Component Stock               Symbol
                                 ---------------------------------------------      ------
                                 Alcoa Inc....................................       AA
                                 Altria Group Inc.............................       MO
                                 American Express Company.....................       AXP
                                 American International Group Inc.............       AIG
                                 The Boeing Company...........................       BA
                                 Caterpillar Inc..............................       CAT
                                 Citigroup Inc................................       C
                                 The Coca-Cola Company........................       KO
                                 E.I. du Pont de Nemours and Company..........       DD
                                 Exxon Mobil Corporation......................       XOM
                                 General Electric Company.....................       GE
                                 General Motors Corporation...................       GM
                                 Hewlett-Packard Company......................       HPQ
                                 The Home Depot, Inc..........................       HD
                                 Honeywell International Inc..................       HON
                                 Intel Corporation............................       INTC
                                 International Business Machines Corporation..       IBM
                                 J.P. Morgan Chase & Co.......................       JPM
                                 Johnson & Johnson............................       JNJ
                                 McDonald's Corporation.......................       MCD
                                 Merck & Co., Inc.............................       MRK
                                 Microsoft Corporation........................       MSFT
                                 Pfizer Inc...................................       PFE
                                 3M Company...................................       MMM
                                 The Procter & Gamble Company.................       PG
                                 SBC Communications Inc.......................       SBC
                                 United Technologies Corporation..............       UTX
                                 Verizon Communications Inc...................       VZ
                                 Wal-Mart Stores, Inc.........................       WMT
                                 The Walt Disney Company......................       DIS

Discontinuance of the Dow
  Jones High Yield Select 10
  Index; Alteration of Method
  of Calculation................ If Dow Jones discontinues publication of the
                                 Dow Jones High Yield Select 10 Index and Dow
                                 Jones or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued the Dow Jones High Yield Select 10 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If Dow Jones discontinues publication of the Dow Jones High Yield Select 10 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Dow Jones High Yield Select 10 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Dow Jones High Yield Select 10 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones High Yield Select 10 Index may adversely affect the value of the MPS.

                                 If at any time the method of calculating the Dow Jones High Yield Select 10 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Dow Jones High Yield Select 10 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Dow Jones High Yield Select 10 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Dow Jones High Yield Select 10 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and Index-linked Performance Amount with reference to the Dow Jones High Yield Select 10 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones High Yield Select 10 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Dow Jones High Yield Select 10 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......... The following table sets forth the high and low Index Values, as well as end-of-quarter
                                 Index Values, of the Dow Jones High Yield
                                 Select 10 Index for each quarter in the period from January 1, 1999 through May 26, 2004. The Index Value on May 26, 2004 was 92.84. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

                                 The historical values of the Dow Jones High
                                 Yield Select 10 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the Dow Jones High Yield Select 10 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the Dow Jones High Yield Select 10 Index will result in an Index-linked Performance Amount in excess of $30.4814, the minimum return per MPS.

                                                             High     Low      Period End
                                                            ------    -----    ----------
                                 1999
                                 First Quarter............   99.83    88.56       91.96
                                 Second Quarter...........  111.15    92.81      104.75
                                 Third Quarter............  108.35    95.53       97.60
                                 Fourth Quarter...........  100.38    90.02       94.22
                                 2000
                                 First Quarter............   96.42    77.93       85.19
                                 Second Quarter...........   91.90    78.47       78.47
                                 Third Quarter............   90.24    79.93       84.69
                                 Fourth Quarter...........   97.99    81.00       96.57
                                 2001
                                 First Quarter............  101.27    87.17       91.55
                                 Second Quarter...........  103.85    87.65       99.41
                                 Third Quarter............  100.22    79.24       84.93
                                 Fourth Quarter...........   90.88    82.23       88.97
                                 2002
                                 First Quarter............   98.70    85.02       95.75
                                 Second Quarter ..........   98.72    84.90       86.48
                                 Third Quarter............   86.58    65.96       65.96
                                 Fourth Quarter...........   80.66    61.32       76.48
                                 2003
                                 First Quarter............   82.54    66.45       69.76
                                 Second Quarter ..........   86.82    70.73       82.33
                                 Third Quarter............   89.08    81.93       83.59
                                 Fourth Quarter...........   98.00    84.96       98.00

                                                             High     Low      Period End
                                                            ------    -----    ----------
                                 2004
                                 First Quarter............  101.64    93.19       96.29
                                 Second Quarter (through
                                   May 26, 2004)..........   97.61    91.47       92.84

                                 You should also review the historical
                                 quarterly performance of the Dow Jones High
                                 Yield Select 10 Index for each quarter in the period from March 1989 through March 2004 in Annex A to this pricing supplement.

Use of Proceeds and Hedging..... The net proceeds we receive from the sale of the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. The original issue price of the MPS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the MPS and the cost of hedging our obligations under the MPS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the Dow Jones High Yield Select 10 Index. Such purchase activity could potentially have increased the value of the Dow Jones High Yield Select 10 Index, and, therefore, the level of the Dow Jones High Yield Select 10 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the minimum return on the MPS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the Dow Jones High Yield Select 10 Index, futures or options contracts or exchange traded funds on the Dow Jones High Yield Select 10 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Period Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Dow Jones High Yield Select 10 Index, and, therefore, adversely affect the value of the MPS or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.................. Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of MPS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the MPS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of 3.36% of the principal amount of the MPS to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the MPS against payment therefor in New York, New York on May 26, 2004. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of MPS. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The MPS may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
  Dow Jones & and Morgan
  Stanley....................... Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones High Yield Select 10 Index, which is owned and published by Dow Jones, in connection with securities, including the MPS.

                                 The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                 The MPS are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones High Yield Select 10 Index(SM) which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the MPS. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the MPS into consideration in determining, composing or calculating the Dow Jones High Yield Select 10 Index(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                 DOW JONES DOES NOT GUARANTEE THE ACCURACY
                                 AND/OR THE COMPLETENESS OF THE DOW JONES HIGH YIELD SELECT 10 INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE MPS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES HIGH YIELD SELECT 10

                                 INDEX(SM) OR ANY DATA INCLUDED THEREIN. DOW
                                 JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES HIGH YIELD SELECT 10 INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

                                 "Dow Jones(SM)," "Dow Jones High Yield Select 10 Index(SM)," "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's MPS due March 30, 2012 Linked to the Dow Jones High Yield Select 10 Index(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the MPS.

ERISA Matters for Pension
  Plans and Insurance
  Companies..................... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation........................ The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the MPS that (i) purchase the MPS at the Issue Price and (ii) will hold the MPS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o  certain financial institutions;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o  investors holding notes as part of a hedge;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of an MPS are effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the MPS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 The MPS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, which will be higher than the stated interest actually paid on the MPS. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                 The rate of accrual of OID on the MPS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the MPS or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the MPS. We have determined that the comparable yield is an annual rate of 5.2533% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for an MPS (assuming each MPS has an issue price of $25 for U.S. federal income tax purposes) consists of the stated interest payable semi-annually on the MPS and an additional amount equal to $30.8492 due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to an MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                          OID       TOTAL OID DEEMED
                                                                       DEEMED TO    TO HAVE ACCRUED
                                                                     ACCRUE DURING   FROM ORIGINAL
                                                                       ACCRUAL      ISSUE DATE (PER
                                                                      PERIOD (PER   MPS) AS OF END OF
                                          ACCRUAL PERIOD                  MPS)       ACCRUAL PERIOD
                                 --------------------------------    -------------  -----------------
                                 Original Issue Date through
                                   September 30, 2004............    $    0.4341    $    0.4341
                                 October 1, 2004 through March
                                   31, 2005......................    $    0.6620    $    1.0961
                                 April 1, 2005 through
                                   September 30, 2005............    $    0.6702    $    1.7663
                                 October 1, 2005 through March
                                   31, 2006......................    $    0.6786    $    2.4449
                                 April 1, 2006 through
                                   September 30, 2006............    $    0.6872    $    3.1321
                                 October 1, 2006 through March
                                   31, 2007......................    $    0.6961    $    3.8282
                                 April 1, 2007 through
                                   September 30, 2007............    $    0.7052    $    4.5334
                                 October 1, 2007 through March
                                   31, 2008......................    $    0.7145    $    5.2479
                                 April 1, 2008 through
                                   September 30, 2008............    $    0.7241    $    5.9720
                                 October 1, 2008 through March
                                   31, 2009......................    $    0.7339    $    6.7059
                                 April 1, 2009 through
                                   September 30, 2009............    $    0.7440    $    7.4499
                                 October 1, 2009 through March
                                   31, 2010......................    $    0.7543    $    8.2042
                                 April 1, 2010 through
                                   September 30, 2010............    $    0.7650    $    8.9692
                                 October 1, 2010 through March
                                   31, 2011......................    $    0.7759    $    9.7451
                                 April 1, 2011 through
                                   September 30, 2011............    $    0.7870    $    10.5321
                                 October 1, 2011 through March
                                   30, 2012......................    $    0.7985    $    11.3306

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on an MPS.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or
                                 o  a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a

                                 Non-U.S. Holder and gain realized by a
                                 Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                 Estate Tax. Subject to benefits provided by an applicable estate tax treaty, an MPS held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the MPS would have been:

                                 o  subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                 o effectively connected to the conduct by the holder of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        Annex A

     Historical Dow Jones High Yield Select 10 Index Quarterly Performance
                           (March 1989 to March 2004)

The following table sets forth the hypothetical Index Value for the Dow Jones High Yield Select 10 Index at the end of each quarter from March 1989 through December 1998 and the actual Index Value from March 1999 (the first quarter ending after the Dow Jones High Yield Select 10 Index was initially constituted) to March 2004, and the index percent change over each quarter. The hypothetical index values for quarters ending before the date the Dow Jones High Yield Select 10 Index was initially constituted were calculated by the CBOE based on historical pricing information. The hypothetical Dow Jones High Yield Select 10 Index value at the beginning of the first quarter of 1989 was
23.46. You cannot predict the future performance of the Dow Jones High Yield Select 10 Index based on its historical performance, and no assurance can be given as to the level of the Dow Jones High Yield Select 10 Index on any period closing date or at the maturity of the MPS. The results produced by the Dow Jones High Yield Select 10 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the Dow Jones High Yield Select 10 Index of 10% or greater are indicated in bold typeface below.

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                           Dow Jones                                            Dow Jones
                           High Yield                                           High Yield
                           Select 10      Percentage                            Select 10      Percentage
     Quarter Ending       Index Value       Change         Quarter Ending      Index Value       Change
---------------------------------------------------------------------------------------------------------
March 1989                   25.00           6.56%     March 1995                 48.27          11.35%
June 1989                    25.56           2.24%     June 1995                  50.03           3.65%
September 1989               27.92           9.23%     September 1995             53.90           7.74%
December 1989                27.73          -0.68%     December 1995              57.62           6.90%
March 1990                   27.55          -0.65%     March 1996                 60.66           5.28%
June 1990                    27.36          -0.69%     June 1996                  63.33           4.40%
September 1990               23.71         -13.34%     September 1996             65.77           3.85%
December 1990                24.23           2.19%     December 1996              71.82           9.20%
March 1991                   28.24          16.55%     March 1997                 73.62           2.51%
June 1991                    29.91           5.91%     June 1997                  81.56          10.79%
September 1991               31.98           6.92%     September 1997             87.32           7.06%
December 1991                33.13           3.60%     December 1997              85.23          -2.39%
March  1992                  34.87           5.25%     March 1998                 92.42           8.44%
June 1992                    36.67           5.16%     June 1998                  90.66          -1.90%
September 1992               35.95          -1.96%     September 1998             85.68          -5.49%
December 1992                36.13           0.50%     December 1998              91.81           7.15%
March 1993                   40.75          12.79%     March 1999                 91.96           0.16%
June 1993                    42.26           3.71%     June 1999                 104.75          13.91%
September 1993               44.24           4.69%     September 1999             97.60          -6.83%
December 1993                43.80          -0.99%     December 1999              94.22          -3.46%
March 1994                   41.71          -4.77%     March 2000                 85.19          -9.58%
June 1994                    42.89           2.83%     June 2000                  78.47          -7.89%
September 1994               44.56           3.89%     September 2000             84.69           7.93%
December 1994                43.35          -2.72%     December 2000              96.57          14.03%
---------------------------------------------------------------------------------------------------------


(Table continued)

-----------------------------------------------------------
                           Dow Jones
                          High Yield
                           Select 10     Percentage
     Quarter Ending       Index Value      Change
-----------------------------------------------------------

March 2001                    91.55        -5.20%
June 2001                     99.41         8.59%
September 2001                84.93       -14.57%
December 2001                 88.97         4.76%
March 2002                    95.75         7.62%
June 2002                     86.48        -9.68%
September 2002                65.96       -23.73%
December 2002                 76.48        15.95%
March 2003                    69.76        -8.79%
June 2003                     82.33        18.02%
September 2003                83.59         1.53%
December 2003                 98.00        17.24%
March 2004                    96.29        -1.74%








-----------------------------------------------------------
Total Periods:  61
Total Periods where Dow Jones High Yield Select 10
Index increased:  40
Total Periods with a quarterly increase greater than 10%: 9
-----------------------------------------------------------